SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549

                             FORM 8-K

                     Current Report Pursuant
                  to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


Date of report (Date of earliest event reported) .. March 31, 1996

Exact Name of Registrant as Specified in Its Charter:
          KLEENAIR SYSTEMS, INC.

State or Other Jurisdiction of Incorporation:  NEVADA

Commissions File Number: 33-3362-D

I.R.S. Employee Identification No.:  87-04431043

Address of Principal Executive Offices:
          28095 Padrino, Laguna Niguel, Ca  92677

Registrants Telephone Number:  714-362-1862

Former Name or Former Address, if Changed Since Last Report:
          Address: 18871 Portofino Drive, Irvine, CA  92715


Item 2.   Acquisition or Disposition of Assets.

     KleenAir Systems, Inc. (the Company) entered into an agreement with National Diversified Telecom, Inc. (NDT), effective March 31, 1996, wherein the Company acquired 100% of the issued and outstanding shares of NDT for the issuance of 300,000 shares of the Company's common equity shares. This pooling-of-interest combination brings to the Company an operating history in excess of 7 years as well as a positive cash flow.

     National Diversified Telecom has a successful 10 year history in the cellular telephone market in Southern California. With rapid changes in the telecommunications industry it is switching it's program to offering a package of communication services that interface cellular, fiber-optics, ISDN, and internet backbones. It is teaming with technology companies that offer advanced capabilities as to capacity and speed for voice, image and data communication media at discounted costs.

     The services of NDT are geared primarily to existing users of cellular telephones. The Company has access to a substantial database of such users and is gearing, in particular, to two market segments the home based business exceeding $500 monthly in phone services, and small to medium sized businesses needing more services at lower a cost. Both markets are reached through a network of cellular or former cellular agents and in-house telemarketing.

     Although the assets of NDT are much less than the assets of the Company, Management has deemed it prudent to acquire NDT based on the change in business strategy and quality of its management.


Item 7.   Financial Statements and Exhibits.

     It is impracticable to provide the required financial statements for this business combination at this time as NDT is in the process of completing its December 31, 1995 audit. The Company will file the required statements under cover of Form 8 as soon as practicable.



                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


KleenAir Systems, Inc.

Date:  April 15, 1996

By: // Peter S. Cahill //
     Peter S. Cahill, Secretary